Official Payments Holdings, Inc.

Management Incentive Plan ("MIP")

Fiscal Year:  2013

This Official Payments Holdings, Inc  ("OPAY" or the "Company") Fiscal Year Management Incentive Plan  ("MIP" or the "Plan") supersedes all previous documents or agreements, whether oral or written, relating to annual incentive or variable compensation.  The entire Plan content is contained herein, and no one at the Company is authorized or permitted to enter into any additional or other incentive compensation agreements, or make any verbal or written representations, regarding incentive compensation under the MIP without the express written permission of OPAY's Chief Executive Officer.

1.  PLAN PURPOSE

The Plan is designed to:

1. Align the management team's financial interests with those of the Company's shareholders;
2.  Support a performance-oriented environment that rewards business drivers and business contributors for the achievement of specific performance metrics;
3. Provide for the recognition of individual performance and contributions for incentive consideration;
4. Attract, motivate and retain key management critical to the long-term success of the Company; and
5. Align compensation with the Company's business strategy, values and management initiatives.

2.  EFFECTIVE DATE

This Plan shall take effect on the first day of October in the Fiscal Year represented above and shall remain in effect through the thirtieth day of September 30 of the Fiscal Year represented above unless otherwise modified, suspended or terminated at the sole discretion of the Chief Executive Officer of the Company.

3.  ELIGIBLITY

Those employees deemed eligible to participate in the MIP (hereinafter called "Participants") are selected by OPAY's Chief Executive Officer.  (Reference in the MIP to actions by OPAY's Chief

Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 1 of 8 Pages

Executive Officer shall also refer to approval, to the extent the Company's procedures provide, by the Compensation Committee (the "Compensation Committee") of the Board of Directors.) To be eligible to receive any incentive recognition under the MIP, a participant must sign and return the Participant Acknowledgement of Receipt as acknowledgement and agreement to the terms of the MIP, within 30 days after receipt.  Notwithstanding any references in the MIP as to actions by the CEO or the Plan Administrator, any decisions with respect to the CEO compensation will be made exclusively by the Compensation Committee.

Participation is determined on a year-to-year basis at the sole discretion of the Company.  Continued participation in the Plan is not guaranteed and may be discontinued at any time with or without reason or specific communication.

4.  PLAN DESIGN

• Participant Pool
Approved MIP Participants will be at the Director career level or above. Potential Participants at a career level below Director may be added at the discretion of the CEO.

Participants will be eligible for management incentive compensation consideration based upon pre-determined company performance metrics and assessed individual performance / contribution, with individual Participant incentive opportunity calculated based upon a pre-determined percentage of the Participant's base salary at the start of the Plan year or as of the date of hire, as appropriate.

In addition, the MIP will maintain a discretionary pool for the recognition of both MIP Participants and other nominated employees at the end of the fiscal year.  The payment of the discretionary component will be determined and approved by the Chief Executive Officer.

• MIP Goals
"MIP Goals" consist of two key and discrete performance metrics:

1) an overall company performance metric of Adjusted EBITDA from continuing operations defined by net income from continuing operations before interest expense net of interest income, income taxes, depreciation and amortization, restructuring charges, and stock-based compensation in both equity and cash, to include adjustments as may be determined by the Compensation Committee and,

2) for executive officers, the achievement of individual performance goals that relate to strategic objectives based on each such officer's area of responsibility, which goals are approved by the Compensation Committee, and for other participants in the plan, assessed individual performance as determined through the Company's annual Performance Review period based on the Participant's overall Participant performance rating and achievement of individual performance goals, which goals are approved by both the supervising manager and senior executive of the Participant's business unit, and subject to CEO review and approval.

Participant incentive eligibility will be determined and calculated based (x) on overall company performance (EBITDA) in relation to Threshold, Target and Stretch performance goals and (y) on individual performance as determined by the annual Performance Review process, with the
Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 2 of 8 Pages

weighting of the two factors being determined by the career level of the participant (CEO, Section 16/Senior Vice President, Vice President, Director). The allocation for each metric is specified on each Participant's Target Goal Worksheet. A Participant must be rated at Meets Expectations or higher on his/her FY2013 Performance Review to be eligible for any incentive payment under this plan.

Should overall company performance (EBITDA) fall below the threshold performance level required under the MIP provisions but remain positive, the Chief Executive Officer, at his/her sole discretion, may provide for individual Participant incentive recognition based upon the funding of the discretionary incentive pool and assessed individual performance.

The overall Company performance metric (EBITDA) is set at a threshold performance level consistent with the Company's strategic business planning and budgeting process.

• Participation Performance Minimum Thresholds
If the threshold EBITDA performance goal is met, Participants in the Plan will be eligible for incentive compensation consideration under the company performance metric. The remaining incentive opportunity will be based upon assessed individual performance, weighted as noted above, based upon the overall performance rating of the employee from his/her Performance Review and achievement of individual performance goals.  There will be no pay-out under the individual or company performance components for an assessed overall performance rating that is below Meets Expectations. All executive incentive compensation awards under this Plan are subject to the review and approval of OPAY's Chief Executive Officer and the Compensation Committee.

5.  ADMINISTRATIVE PROVISIONS

• Payment
Incentive calculations will be based upon the Participant's base salary at the start of the plan year, i.e. October 1st of the current fiscal year or as of the date of hire, as appropriate, or as soon thereafter as the Company takes action. Awards will be paid only to those Participants who are considered active on the last day of the Fiscal Year, i.e. September 30 of the current (or most recent fiscal year if ended).  No pro-ration shall be applied to incentive eligibility for termination of employment for any reason prior to the end of the MIP year or for early termination of the MIP, with or without notice.  Irrespective of termination date, an employee whose employment is terminated for cause or voluntary resignation either (1) during or (2) following the end of the MIP plan year prior to receipt of incentive compensation payment shall be deemed ineligible for payment under the MIP provisions.

Payment will be made to the Participant in accordance with standard payroll procedures and will be subject to applicable withholdings and deductions. Participants will receive their awards in the first quarter following the MIP plan (fiscal) year end.

• Adherence to Company Policies
Each Participant is required to comply with all Company policies including, but not limited to, OPAY's Business Code of Conduct.  A Participant's failure to adhere to any Company policy shall render that Participant ineligible to receive any payment under the MIP.
Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 3 of 8 Pages

• Alterations, Interpretation and Review
OPAY Human Resources will be charged with the responsibility for the administration of the MIP's provisions and all other incentive compensation plans and policies.  Participants seeking clarification of its provisions or incentive policy should direct their inquiries to the OPAY Human Resources Department Head, as the Plan Administrator.

The Plan Administrator shall have full power and discretionary authority to administer the MIP in accordance with its terms and subject to the requirements of applicable law. The Plan Administrator shall have the authority and responsibility to: (i) construe the terms of the MIP, including the authority to remedy any omissions, ambiguities or inconsistencies in the provisions of the MIP and (ii) resolve all questions of fact under the MIP, including, without limitation, questions concerning eligibility, participation and benefits and all other related or incidental matters. The Plan Administrator's decisions and determinations (including determinations of the meaning and reference of terms used in the MIP) shall be conclusive and binding upon all Participants and their beneficiaries, heirs and assigns.

•Partial Service, Promotion, Transfer, Disability/Death & Leave of Absence

Partial Service
Partial service employees who are newly hired or promoted into an incentive-eligible position so as to become a Participant after the beginning of the Fiscal Year but prior to the first day of July of that Fiscal Year, may become eligible to receive a prorated payment if so determined by OPAY's Chief Executive Officer.  Incentive eligibility will be calculated as and from the commencement of the first of the month following the date of new hire or date of promotion.

Transfer
Plan Participants who transfer to another position within the Company during the MIP year may continue to be eligible for incentive compensation or may be removed if they transfer to an ineligible position. Human Resources, in conjunction with the Chief Executive Officer and the employee's direct manager, will determine eligibility.  The Participant's incentive targets may be adjusted as deemed appropriate.

Disability/Death
If a Plan Participant becomes totally disabled (as determined for purposes of the Plan by the Company's long-term disability plan), or dies during the Plan year (but after the end of the first quarter), the Plan Participant (or the designated beneficiary) will be eligible to receive incentive compensation based upon the Participant's performance up to the end of the fiscal quarter in which the disability or death (annualized through the end of the year) occurs.  Any resulting award determined under the Participant's MIP Opportunity Worksheet will be pro-rated to the effective date of death or permanent disability.  Payment, if any, will be processed in accordance with the Plan.

                        Leave of Absence (LOA)
A Participant is considered active in the MIP when on an approved Leave of Absence for a period not to exceed three (3) months.  No change in individual performance targets will be made with respect to such a leave.  For LOA's greater than three (3) months, MIP eligibility and participation will be suspended until active status is resumed and the final
Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 4 of 8 Pages

payment will be pro-rated to reflect the period of time on approved LOA, unless applicable state or federal law mandates that employees on leaves greater than three (3) months remain active in the plan.

• Tax Liabilities
Deductions for all appropriate local, state and federal tax liabilities will be calculated and withheld from all MIP payments.

• Employment-at-Will
Except as individual employment agreements may otherwise provide, the employment of all Participants at OPAY is for an indefinite period of time and is terminable at any time, for any or no reason, by either the Participant or the Company.  The MIP shall not be construed to create a contract of employment for a specified period of time between the Company and any Participant.  The Company retains the rights to change its employment and compensation policies and practices at any and all times.

• Events Not Covered by the Plan
The Chief Executive Officer will review any event not described or anticipated by the MIP and will have the sole discretion to determine the final and binding resolution.  This may include recognition of any financial adjustments that are not associated with the efforts of the Participant(s).

 • Other Agreements
This MIP plan, including any amendment or supplement hereto, constitutes the entire understanding of OPAY and its subsidiaries and affiliates with respect to the MIP and cancels and supersedes all other policies or agreements relating to such compensation.  No person at the Company, other than the Chief Executive Officer, is authorized or permitted to enter into any additional or other agreements, or make any verbal or written representations, regarding incentive compensation for Participants.  Nothing in the MIP shall be construed to create or imply the creation of a term contract, nor a guarantee of employment for any specific period of time between OPAY and any of its divisions or subsidiaries, and any Participant.

• Modification, Suspension or Termination
The Company may unilaterally modify, suspend or discontinue, at any time, in whole or in part, and if suspended, may reinstate any or all of the provisions of the MIP with or without notice. All modifications are effective as of the date designated in the decision made by the Chief Executive Officer, regardless of when notice of such changes, if any such notice is provided, is given.  The Company, at its sole discretion, may publish revisions to the MIP from time-to-time and such revisions shall govern the operation of the MIP for all Participants.  Modifications of and additions to all or any part of the MIP will not necessarily result in the re-publication of the entire plan.

• Compliance with Section 409A
 The MIP plan and its Agreement are intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to the Participant or any other person, other than with respect to payments made by OPAY in violation of the provisions of the MIP, if
Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 5 of 8 Pages

any provisions of or payments under the MIP are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

• Effect on Other Plans
Whether the accrual or payment of the amounts under the MIP causes a Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

• Non-Transferability
Neither the Participants nor anyone claiming an interest through him, her, or them will have any right to assign, pledge, or otherwise transfer the right to receive a payment under the MIP.  Any rights to such payments are expressly declared to be non-assignable and nontransferable.  Unless the law requires otherwise, no unpaid amounts will be subject to attachment, alienation, garnishment, or execution, or be transferable if the Participant becomes bankrupt or insolvent, for the satisfaction of the debts of, or other obligations or claims against, the Participant or any person or entity claiming an interest through him or them, including claims for alimony, support, or separate maintenance.

• ERISA Treatment
The Company intends that the MIP be exempt from regulation under the Employee Retirement Income Security Act of 1974 ("ERISA").  The Company and the Administrator must at all times interpret and administer the MIP in a manner consistent with that exemption.

• Limitations on Liability
Notwithstanding any other provisions of the MIP, no individual acting as a director, manager, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, or any other person for any claim, loss, liability, or expense incurred in connection with the MIP, nor will such individual be personally liable because of any contract or other instrument he executes in such other capacity.  The Company will indemnify and hold harmless each director, manager, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the MIP has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning the MIP unless arising out of such person's own fraud, willful misconduct, criminal conduct or bad faith.

• Effect on and of Transactions
The Company and its affiliates retain full authority to enter into any transactions involving the Company and the business without any consent from any Participant in his capacity as such.  The existence of the MIP does not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets, and no Participant shall have any claim against the Company by reason of any such action or transaction or the fact that such action or transaction had an effect (adverse or otherwise) on the calculation of the MIP's metrics or goals.

• Unfunded: Unsecured
The MIP will at all times be entirely unfunded and no provision will at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder.
Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 6 of 8 Pages

Additionally, nothing contained herein may be construed as giving a Participant, his or her beneficiary, or any other person, any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.  As to any claim for any unpaid amounts, a Participant, his or her beneficiary, and any other person having a claim for payment will be unsecured creditors.

• Dispute Resolution
Any action to enforce, arising out of or in connection with, or relating in any way to any of these provisions shall be brought in any state or federal court otherwise having jurisdiction that is located in Gwinnett County, Georgia, and, as a condition to receiving and retaining an Award, each Participant consents to the jurisdiction of such courts located in Gwinnett County, Georgia and agrees not to argue that any such court is an inconvenient forum.

• Applicable Law
The laws of the State of Georgia (other than its choice of law provisions) govern the MIP and its interpretation.

Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 7 of 8 Pages

PARTICIPANT ACKNOWLEDGEMENT OF RECEIPT

I acknowledge the following:

1. That I have received and understand the terms and conditions of the Management Incentive Plan as set forth and for the Fiscal Year term above herein;
2. That I have received a copy of the MIP document;
3. That all awards are subject to the terms of the MIP document;
4. That I must be (i) actively employed through the final day of the MIP plan year, established to be the thirtieth day of September of the Fiscal Year, and (ii) not have been terminated for cause or have voluntarily resigned either during the MIP plan year or following the end of the MIP plan year, prior to receipt of the MIP incentive compensation payment;
5. That the MIP Opportunity Worksheet indicates my MIP opportunity for the Fiscal Year based on the MIP's provisions herein; and
6. That the Company may amend, suspend or terminate the MIP at any time and for any reason.

Plan Participant Signature	Date

Plan Administrator Signature	Date

Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))
Page 8 of 8 Pages

MIP OPPORTUNITY WORKSHEET
** THE METRICS IN THIS DOCUMENT ARE COMPANY AND PERSONALLY CONFIDENTIAL.
THEY ARE NOT FOR DISCLOSURE **
FISCAL YEAR:  2013

Participant Name: ((Name))                                                                                                          Proration Factor: ((xx%))

Career Level / Title: ((Title))

Bonus Percentage – Company Performance (EBITDA):                                                                                                                                     ((xx%))
Bonus Percentage – Individual Performance:                                                                                                                                                                          ((xx%))
Meets Expectation = 75%
Exceeds Expectations = 100%
Far Exceeds Expectations = 110%

THRESHOLD EBITDA:	TARGET EBITDA:	STRETCH EBITDA
$x	$x	$x

MEETS	MEETS	MEETS
Company = $____	Company = $____	Company = $____
Individual = $____	Individual = $____	Individual = $____
TOTAL: $_____	TOTAL: $_____	TOTAL: $_____

EXCEEDS	EXCEEDS	EXCEEDS
Company = $____	Company = $____	Company = $____
Individual = $____	Individual = $____	Individual = $____
TOTAL: $_____	TOTAL: $_____	TOTAL: $_____

FAR EXCEEDS	FAR EXCEEDS	FAR EXCEEDS
Company = $____	Company = $____	Company = $____
Individual = $____	Individual = $____	Individual = $____
TOTAL: $_____	TOTAL: $_____	TOTAL: $_____

Official Payments Holdings, Inc.  MIP FY2013
Participant Name: ((Name))